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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 333-56107

                  CRAWFORD EQUIPMENT AND ENGINEERING COMPANY
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             (Exact name of registrant as specified in its charter)

               436 West Landstreet Road, Orlando, Florida 32824
                           Telephone: (407) 851-0993
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [_]            Rule 12h-3(b)(1)(ii) [_]
               Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(2)(i)  [_]
               Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(ii) [_]
               Rule 12g-4(a)(2)(ii) [_]            Rule 15d-6           [X]
               Rule 12h-3(b)(1)(i)  [_]

     Approximate number of holders of record as of the certification or notice date: -0-

Pursuant to the requirements of the Securities Exchange Act of 1934, CRAWFORD EQUIPMENT AND ENGINEERING COMPANY as the successor by merger to the registrant has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             CRAWFORD EQUIPMENT AND
                                              ENGINEERING COMPANY

DATE: December 10, 1998                 By:  /s/ James P. Crawford
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                                            James P. Crawford
                                            Chief Executive Officer